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               Certificate of Designations, Preferences and Rights
                  of the Series F Convertible Preferred Shares
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               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                   OF THE SERIES F CONVERTIBLE PREFERRED STOCK
                                       OF
                                  VIRAGEN, INC.


      I, Dennis W. Healey, Executive Vice President of Viragen, Inc., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY:

      That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on August 28, 1997, adopted the following resolutions creating a series of 15,000 Preferred Shares, $1.00 par value per share, stated value $1,000 per share, designated as the Series F Convertible Preferred Shares.

      The relative rights and preferences of the Series F Convertible Preferred Shares are as follows:

      1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as the Series F Convertible Preferred Shares (the "Series F Preferred Shares"), and the number of shares constituting such series shall be 15,000 and shall not be subject to increase. The number of shares constituting such series may, unless prohibited by the Certificate of Incorporation, be decreased by resolution of the Board of Directors; PROVIDED that no decrease shall reduce the number of Series F Preferred Shares to a number less than the number of shares then outstanding.

      2. DIVIDENDS AND DISTRIBUTIONS. The holders of Series F Preferred Shares shall be entitled to received a dividend of ten percent (10%) per annum of the stated value of the Series F Preferred Shares, to accrue commencing on the date of issuance of the Series F Preferred Shares and payable quarterly in arrears, in cash, commencing September 30, 1997. Upon conversion, any accrued but unpaid dividends will be added to the stated value of the Series F Preferred Shares converted.

      3. VOTING RIGHTS. Except as otherwise provided by law, the holders of Series F Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

      4. REACQUIRED SHARES. Any Series F Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.



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      5.    LIQUIDATION,  DISSOLUTION  OR  WINDING  UP.  Upon  any  liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series F Preferred Shares unless, prior thereto, the holders of Series F Preferred Shares shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. The Series F Preferred Shares shall rank junior to the Company's Series B Convertible Preferred Shares solely upon any liquidation, dissolution or winding up of the Company, and no amount shall be paid to any holder of Series F Preferred Shares in connection therewith unless all amounts payable to holders of the Company's Series B Convertible Preferred Shares have been paid in full.

      6. CONSOLIDATION, MERGER, EXCHANGE, ETC. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series F Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series F Preferred Shares.

      7.    CONVERSION.

            (i) The Series F Preferred Shares will be convertible into shares of Common Stock, $.01 par value, of the Corporation (the "Common Shares") at the option of the holder or holders thereof (the "Holders") at any time by delivering a notice of conversion to the Company. Such conversion shall be effected by dividing the stated value of the Series F Preferred Shares to be converted by the conversion price, which shall be calculated at eighteen percent (18%) off the average closing bid price of the Common Shares, as reported by Bloomberg, L.P. over the five-day trading period ending on the day prior to conversion (the "Conversion Price"). Notwithstanding the above, the Conversion Price may not be more than Seven Dollars ($7.00) U.S. per Common Share and, if the Conversion Price is below Two Dollars ($2.00) U.S. per Common Share (the "Floor"), the Company shall have the right to (a) pay to the Holder cash equal to the stated value of the Series F Preferred Shares to be converted plus twelve percent (12%) of such amount (the "Cash-Out Option"), or (b) convert the outstanding Series F Preferred Shares held by the Holder to be converted into the full number of Common Shares to which the Holder would be entitled at the Conversion Price, irrespective of the Floor (the "Stock Conversion Option"). The Corporation must notify the Holder of its intent to exercise the Cash-Out Option within one (1) business day of receipt of the notice of conversion, and must effect such cash payment or stock conversion within three (3) business days of receipt of the notice of conversion. If the Corporation fails to so notify the Holder of its intent to exercise the Cash-Out Option within such one business day period, the Corporation must effect the requested stock conversion. All notices of conversion and other notices given by the Holder or the Corporation pursuant to this Certificate may be given by telephone line facsimile transmission, shall be effective only when received, and must be received by 5:00 p.m. (based on the recipient's local time) on the applicable business day when such notice is due.



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            (ii)  Any Series F Preferred  Shares  remaining  outstanding  on the second anniversary of the issuance of the Series F Preferred Shares will be automatically converted into Common Shares on such date, subject to the limitation of Section 7 (vi) hereof. The Series F Preferred Shares shall have a liquidation preference over the Common Shares in the event of any liquidation, dissolution or winding up of the Corporation or the sale of the Corporation.

            (iii) In connection with any conversion of the Series F Preferred Shares by a Holder or in the event the Corporation elects the Stock Conversion Option as defined in Section 7(i) above, the Corporation shall issue and deliver to the Holder an unlegended certificate or certificates for the number of Common Shares to which the Holder shall be entitled within three (3) business days (the "Deadline") after receipt by the Corporation of the duly executed notice of conversion and the original Series F Preferred Shares being converted, with an executed stock power. The Corporation understands that a delay in the issuance of the Common Shares beyond the Deadline could result in economic loss to the Holder. As compensation to the Holder for such loss, and not as a penalty, the Corporation agrees to pay liquidated damages to the Holder for late delivery of Common Shares upon conversion in the amount of one percent (1%) of the requested conversion amount, per day, beginning on the fourth (4th) business day after the Deadline in the event the Common Shares are not received within seven (7) business days after said Deadline. Said liquidated damages shall accrue each day through the date the Common Shares are delivered to the Holder upon conversion, and shall be paid by wire transfer to an account designated by the Holder upon the earlier to occur of (i) delivery of the Common Shares to the Holder or (ii) each weekly anniversary of the Deadline. Nothing herein shall waive the Corporation's obligations to deliver Common Shares upon conversion of the Series F Preferred Shares or limit the Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Common Shares to the Holder in accordance with the terms of the Series F Preferred Shares.

            (iv) The Corporation agrees that, in addition to any other remedies which may be available to the Holder in the event the Corporation fails for any reason to effect delivery to the Holder of unlegended certificates representing Common Shares within seven (7) business days following receipt by the Corporation of notice of conversion, the Holder may revoke the notice of conversion by delivering notice to such effect to the Corporation, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such notice of conversion.

            (v) In the event the Corporation shall at any time after issuance of the Series F Preferred Stock declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of Common Shares issuable upon the conversion of the Series F Preferred Shares shall be determined as follows:






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  X     $    =        Shares of Common Stock Issuable Upon
 ---   ---
  Y     x   % x CP      Conversion of Series F Preferred Stock

X     =     the number of Common Shares outstanding immediately after such event

Y     =     The  number of Common  Shares  that were  outstanding  immediately prior to such event.

$     =     $1,000

%     =     100%

CP    =     Conversion Price, as defined in Section 7(i)

      Notwithstanding the above, the conversion price (% X CP) may not be more than $7.00 except as otherwise provided in Section 7(i).

            (vi) Notwithstanding any other provision of this Certificate, in no event shall any holder of Series F Preferred Shares be entitled to any time to convert any Series F Preferred Shares (and accrued and unpaid dividends thereon) in excess of that number of Series F Preferred Shares (and accrued and unpaid dividends thereon) upon conversion of which the sum of (1) the number of Common Shares beneficially owned by such holder and any person whose beneficial ownership of Common Shares would be aggregated with such holder's beneficial ownership of Common Shares for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and Regulation 13D-G thereunder (each a "Restricted Holder") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted Series F Preferred Shares and accrued and unpaid dividends thereon and through the ownership of unexercised warrants or other securities entitling the holder to purchase Common Shares which contain limitations similar to this Section 7(vi)) and (2) the number of Common Shares issuable upon conversion of the number of Series F Preferred Shares and accrued and unpaid dividends thereon with respect to which the determination in this Section 7(vi) is being made, would result in beneficial ownership by such Restricted Holder of more than 4.9% of the outstanding Common Shares. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the immediately preceding sentence.

      8. VOTE TO CHANGE THE TERMS OF SERIES F PREFERRED SHARES.

      The Approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than two-thirds (2/3) of the then outstanding Series F Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series F Preferred Shares.





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



      IN WITNESS WHEREOF, I have executed this Certificate of Designations, Preferences and Rights this _____ day of August, 1997.




                                          --------------------------------
                                          Dennis W. Healey,
                                          Executive Vice President






































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